UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2020

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE

Hickory, North Carolina 28602

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	COMM	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed, on April 4, 2019, CommScope Holding Company, Inc. (the “Company”) issued and sold 1,000,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $1.0 billion, or $1,000 per share, pursuant to an Investment Agreement by and between the Company and Carlyle Partners VII S1 Holdings, L.P. (“Carlyle”), dated as of November 8, 2018.  The material terms of the Series A Preferred Stock are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2019, which description is incorporated by reference herein.

On March 27, 2020, the Board of Directors of the Company declared a dividend in kind (the “Dividend”) on the shares of Series A Preferred Stock issued and outstanding as of the record date for such dividend in the form of 13,750 shares of Series A Preferred Stock, in the aggregate.  The Company expects to pay the Dividend on March 31, 2020.

The Dividend is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. Carlyle represented to the Company that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series A Preferred Stock is being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing the shares of Series A Preferred Stock and/or shares of  the Company’s common stock, par value $0.01 per share, issued upon conversion of Series A Preferred Stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On March 27, 2020, the Board of Directors of CommScope Holding Company, Inc. (the “Company”) elected Mary S. Chan to the Board of Directors, effective April 1, 2020, thereby increasing the Company’s Board to twelve members.  Pursuant to the applicable independence requirements of the NASDAQ Stock Market and the Securities Exchange Act of 1934 (the “Exchange Act”), the Board has determined that Ms. Chan is independent of management and free from any material relationship with the Company and its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company and its subsidiaries) that would interfere with the exercise of her independent judgment as a member of the Board.  Ms. Chan will serve as a Class II director, which class will stand for re-election at the 2021 annual meeting of stockholders.

Ms. Chan, age 57, has been a Managing Partner at VectoIQ, LLC, a consulting and investment firm focused on Smart transportation products and services, since 2015.  From 2012 to 2015, Ms. Chan served as President, Global Connected Consumer & OnStar Service, at General Motors Company.  From 2009 to 2012, Ms. Chan served as Senior Vice President and General Manager, Enterprise Mobility Solutions & Services, at Dell Inc. From 2000 to 2009, Ms. Chan held various senior vice president positions at Alcatel-Lucent and Lucent Technologies, including the positions of Executive Vice President, President of 4G/LTE Wireless Networks and Executive Vice President, President of Global Wireless Networks. Prior to Alcatel-Lucent/Lucent Technologies, Ms. Chan worked at AT&T Network Systems/Lucent Technologies, from 1985 to 2000, in various management positions. Ms. Chan also serves on the boards of directors of SBA Communications (NASDAQ: SBAC), an owner/operator of wireless communications infrastructure in North, Central and South America, Magna International Inc. (NYSE: MGA), an automotive parts supplier, Microelectronics Technology, Inc., a Taiwanese publicly-owned technology company specializing in wireless communication product development, manufacturing and global sales, and Dialog Semiconductor Plc, a UK publicly-owned manufacturer of semiconductor based system solutions.

The Board has concluded that Ms. Chan should serve as a director because she has more than 25 years of extensive leadership experience in the telecommunications and wireless technology industries.  In addition, Ms. Chan brings a wealth of financial expertise to the Board, which is particularly valuable to her service on the Board of Directors.

Ms. Chan will participate in the Company’s Non-Employee Director Compensation Plan, including a pro-rated annual cash and equity retainer based on the date she joins the Board, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on March 24, 2020 (the “2020 Proxy”). Ms. Chan will also enter into the Company’s standard indemnification agreement, as described in the 2020 Proxy and filed as Exhibit 10.22 of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-190354), filed with the SEC on September 12, 2013.  The foregoing descriptions are incorporated herein by reference.

There are no family relationships between Ms. Chan and any officer or other director of the Company or any related party transactions involving Ms. Chan. There is no arrangement or understanding between Ms. Chan and any other person pursuant to which she was selected as a director.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommScope Holding Company, Inc.
Date: March 30, 2020
	By:	/s/ Frank B. Wyatt, II
	Name:	Frank B. Wyatt, II
	Title:	Senior Vice President, General Counsel and Secretary